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                                                                      EXHIBIT 99
Contacts:    Frank P. Willey
             President
             or
             Alan Stinson
             Executive Vice President
             Chief Financial Officer
             (805) 563-1566

FOR IMMEDIATE RELEASE

         FIDELITY NATIONAL FINANCIAL, INC. AND CHICAGO TITLE CORPORATION
               CONFIRM FEDERAL TRADE COMMISSION APPROVAL OF MERGER

         Irvine, Calif., January 11, 2000 - Fidelity National Financial, Inc. (NYSE:FNF), headquartered in Irvine and Chicago Title Corporation (NYSE:CTZ), headquartered in Chicago, today confirmed that the U.S. Federal Trade Commission
(FTC) completed its review of their proposed merger and is publishing for public comment a proposed Consent Order.

         Fidelity and Chicago Title worked diligently with the FTC to provide data and information to facilitate the FTC's review of the merger. The proposed Consent Order is revenue neutral and will require the merged Company to divest title plants (or copies of title plants) in five California counties and the divestiture of interest in or relinquishment of voting rights of either Fidelity or Chicago in a joint California title plant in an additional county. The divestitures will take place within four months from the signing of the consent agreement. All the title plants subject to the Consent Order are located in rural Northern California counties. The Consent Order will not inhibit Fidelity's or Chicago Title's ability to conduct fully competitive title operations in these six counties. Title plants are privately-owned collections of real estate title information obtained from public records that can be used to conduct title searches or otherwise determine the ownership of real estate and other property.

         "The combination of Fidelity and Chicago Title will create the largest title insurer in the United States," said William P. Foley, II, Chairman and Chief Executive Officer of Fidelity. "Following the closing of the transaction, as previously announced we intend to maintain the five operating brands, Fidelity Title, Alamo Title, Chicago Title, Ticor

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FIDELITY NATIONAL FINANCIAL, INC. AND CHICAGO TITLE CORPORATION CONFIRM FEDERAL
TRADE COMMISSION APPROVAL OF MERGER
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Title and Security Union and run the operations separately. The post-merger organization will focus on maintaining stylistic differences and promoting the unique strengths of each brand while building reliability, credibility and inspiring trust among our expanded customer base. This will allow Chicago Title employees and customers to enjoy the enhanced benefits and opportunities of being a part of a market leader, without losing any of the qualities that make Chicago Title such a successful company," he continued.

         Frank P. Willey, President of Fidelity, stated, "The transaction is subject to approval by the stockholders of Chicago Title and Fidelity, requisite regulatory authorities and other customary conditions and is expected to be completed in the first quarter of 2000. The surviving parent, which will have the Fidelity National Financial name, will be distinguished by its approximately 1,000 office locations across the country and a gross revenue base of more than $3.2 billion based on 1998 data. This transaction more than doubles the size of Fidelity and puts it at the forefront of the title insurance industry. Based on 1998 combined title revenues, Fidelity National Financial will be the largest title insurance organization in the world."

         Headquartered in Irvine, California, Fidelity National Financial, Inc. is one of the largest national title insurance underwriters and also provides diversified real estate services. The company does business in 49 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands. Fidelity, through its principal subsidiaries, issues title insurance polices and performs other related services such as escrow, collection and trust activities, real estate information and technology services, trustee's sale guarantees, credit reporting, attorney services, flood certifications, real estate tax services, reconveyances, recording, foreclosure publishing and posting services and exchange intermediary services in connection with real estate transactions.

         Chicago Title is a leading national real estate services company that provides a full range of services for real estate transactions providing title insurance, escrow, closing services, property valuation, credit reporting, flood compliance, home warranty, default management and real estate information and technology services. Chicago Title is the parent of Chicago Title and Trust Company, Chicago Title Insurance Co., Ticor Title Insurance Co. and Security Union Title Insurance Co. A comprehensive package of real estate services is available through CastleLink(SM), which

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FIDELITY NATIONAL FINANCIAL, INC. AND CHICAGO TITLE CORPORATION CONFIRM FEDERAL
TRADE COMMISSION APPROVAL OF MERGER
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delivers title products as well as the products of Chicago Title Flood Services,
Inc., Chicago Title Credit Services Inc., Chicago Title - Market Intelligence, Chicago Title Field Services and Consolidated Reconveyance.

         Certain statements in this Press Release are forward-looking statements concerning the benefits which Fidelity anticipates as a result of its proposed acquisition of Chicago Title. Because such forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, without limitation, changes in general economic conditions, either nationally or in the regions in which Fidelity and Chicago Title operate; competitive pressures in the title insurance and other title and real estate related services industries and legislative or regulatory changes that adversely affect our operations, along with other factors discussed in our filings with the Securities and Exchange Commission.

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